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                                                                    EXHIBIT 12.1

                             Cedar Brakes I, L.L.C.
             Statement Regarding Ratio of Earnings to Fixed Charges
                      (In Thousands, Except Ratio Amounts)


                                                                         Period From Inception (March 3, 2000)
                                                                                           to
                                                                                   September 30, 2000
                                                                         -------------------------------------
Income from Continuing Operations                                                    $   88

Add:  Fixed Charges                                                                     298
                                                                                     ------
Earnings                                                                                386
                                                                                     ------
Fixed Charges:
         Interest expense and capitalized amounts
             (including construction and related
             fixed charges)                                                             294
         Net amortization of issuance costs
             (including capitalized amounts)                                              4
                                                                                     ------
Total Fixed Charges                                                                  $  298
                                                                                     ======
Ratio of Earnings to Fixed Charges                                                     1.30
                                                                                     ======